Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Joe R. Davis
Chairman and Chief Executive Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Alexandra Tramont
FD
(212) 850-5600
For Immediate Release
CONSOLIDATED GRAPHICS REPORTS SEPTEMBER QUARTER 2008 FINANCIAL
RESULTS IN LINE WITH RECENT GUIDANCE
– Second Quarter Revenues Up 11% to $259.7 Million —
– Board approves new $50 million share repurchase program —
HOUSTON, TEXAS — October 31, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its second quarter ended September 30, 2007.
Revenue for the September quarter was $259.7 million, up 11% compared to $234.2 million for the same period a year ago. Net income for the September quarter was $13.3 million, down 3% compared to net income of $13.7 million for the same period a year ago, resulting in diluted earnings per share of $.98 which remained constant compared to the same period a year ago.
For the six months ended September 30, 2007 revenue was $518.3 million, up 10% compared to $472.7 million for the same period a year ago. Diluted earnings per share for the first six months of this year were $1.94 compared to $1.96 in the same period a year ago.
On October 29, 2007, the Board of Directors authorized a new common share repurchase program for the purchase of the Company’s issued and outstanding common shares up to an aggregate of $50 million. The new share repurchase program will expire on October 31, 2008 and allows the Company to repurchase shares of its common stock in open-market purchases as well as privately negotiated transactions, pursuant to applicable securities regulations.
Commenting on the results for the quarter, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics stated, “The results for the September quarter were in line with revised expectations announced earlier this month. As we said previously, we believe softness in the U.S. economy had a negative impact on demand from many of our customers during the quarter. In addition, both our sales and income were negatively impacted by on-going labor negotiations at certain of our facilities.”
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CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER 2008 RESULTS	PAGE -2-
Mr. Davis continued, “While we remain very confident in our long-term strategy for growing sales and income, we are making some short-term cost adjustments to enhance profitability. With our strong balance sheet and cash flows, we expect continued growth through investments in new technology that further differentiates our customer offerings. We will continue to evaluate acquisition opportunities as well as strategic share repurchases as we seek to maximize our return to shareholders.”
Mr. Davis concluded, “We expect sales to grow sequentially in the third quarter due primarily to the effects of seasonality in some of the sectors we service. Confirming our guidance announced earlier this month, for the December quarter, we are projecting quarterly revenues of between $285 and $295 million and diluted earnings per share of between $1.22 and $1.32. We expect earnings improvement in our December quarter due primarily to higher expected sales volume and a lower effective tax rate. While we are optimistic that some of our additional cost adjustment measures will have a positive impact on operating margins in the near future, we are currently projecting our operating margin in the December quarter to be comparable to the September quarter.”
Consolidated Graphics, Inc. will host a conference call today, October 31, 2007, at 11:00 a.m. Eastern Time, to discuss its second quarter 2008 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.
Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 68 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.
CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations expressed or implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, satisfactory labor relations, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
(Table to follow)

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER 2008 RESULTS	PAGE -3-
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Sales	$259,666	$234,236	$518,312	$472,661
Cost of Sales	193,402	171,780	383,871	346,200

Gross Profit	66,264	62,456	134,441	126,461
Selling Expenses	25,231	23,543	51,665	47,900
General and Administrative Expenses	19,084	15,013	38,396	32,228
Other (Income) Expense, net	(1,230)	—	(3,580)	—

Operating Income	23,179	23,900	47,960	46,333
Interest Expense, net	2,449	1,783	4,343	3,168

Income before Taxes	20,730	22,117	43,617	43,165
Income Taxes	7,444	8,427	16,774	15,745

Net Income	$13,286	$13,690	$26,843	$27,420

Earnings Per Share
Basic	$1.01	$1.01	$2.00	$2.01
Diluted	$.98	$.98	$1.94	$1.96

Weighted Average Shares Outstanding
Basic	13,110	13,513	13,413	13,609
Diluted	13,502	13,966	13,826	13,984

Effective Income Tax Rate	35.9%	38.1%	38.5%	36.5%

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER 2008 RESULTS	PAGE -4-
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2007	2007

Sales	$259,666	$258,646
Cost of Sales	193,402	190,469

Gross Profit	66,264	68,177
Selling Expenses	25,231	26,434
General and Administrative Expenses	19,084	19,312
Other (Income) Expense, net	(1,230)	(2,350)

Operating Income	23,179	24,781
Interest Expense, net	2,449	1,894

Income before Taxes	20,730	22,887
Income Taxes	7,444	9,330

Net Income	$13,286	$13,557

Earnings Per Share
Basic	$1.01	$.99
Diluted	$.98	$.96

Weighted Average Shares Outstanding
Basic	13,110	13,716
Diluted	13,502	14,162

Effective Income Tax Rate	35.9%	40.8%
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